EXHIBIT 99.1

Hooker Furniture Grows Revenues While Launching Two Businesses in Fiscal 2014

MARTINSVILLE, Va., April 16, 2014 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported consolidated net sales of $228.3 million and net income of $7.9 million, or $0.74 per share, for its fifty-two week fiscal year ended February 2, 2014.

Sales increased by $9.9 million, or 4.5% for fiscal 2014 compared to the prior year, which included five additional shipping days. Annual net income decreased 8.1%, or $697,000. Earnings per share decreased to $0.74 for fiscal 2014 compared to $0.80 for last year. The decrease in annual net income was attributed primarily to start-up costs for the Company's two new businesses, H Contract, which furnishes upscale senior living facilities, and Homeware, a direct-to-consumer e-commerce operation. Collectively, these new ventures negatively impacted operating income by approximately $1.5 million pre-tax ($1.0 million, or $0.09 per share, after tax) for the 2014 fiscal year and approximately $292,000 pre-tax ($186,000, or $0.02 per share, after tax) for the fourth quarter of fiscal 2014.

The fiscal 2014 consolidated net sales increase was primarily due to higher average selling prices in both of the Company's operating segments, casegoods and upholstery, partially offset by higher discounting and returns and allowances in the casegoods segment and five fewer shipping days in fiscal 2014 than in fiscal 2013. Based on actual shipping days, consolidated net sales per day increased 6.6% to $913,000 per day for the 2014 fiscal year as compared to $856,000 per day for the 2013 fiscal year.

Gross profit increased in the fiscal 2014 annual period in absolute terms, due primarily to increased net sales in both operating segments. The Company's upholstery segment nearly doubled operating profitability in fiscal 2014 after reporting operating losses since the fiscal 2009 second quarter through the fiscal 2013 second quarter, and posted 1.4% and 7.4% net sales increases for the 2014 fiscal fourth quarter and fiscal year, respectively, compared to the same prior-year periods. The Company's casegoods segment reported a $1.3 million or 3.4% increase in gross profit to $39.3 million from $38.1 million in the prior year.

"We accomplished a great deal this year, growing sales across both segments while launching two new businesses," said Paul B. Toms Jr., chairman and chief executive officer. "We improved upholstery profitability and properly sized and aligned our inventories. We ended the year with a broad spectrum of collections and product lines performing well," he said.

"Although earnings were down slightly, we were comparing against a very strong prior year in which we had an extra week in the fourth quarter. If you exclude the start-up costs for our new ventures, we would have been more profitable this year compared to last year," he added.

For the fiscal 2014 fourth quarter, consolidated net sales decreased 3.5% to $57.6 million as compared to $59.6 million for the fiscal 2013 fourth quarter, which had an extra week in the fiscal period. Based on fiscal fourth quarter actual shipping days, consolidated net sales for the 2014 fiscal fourth quarter increased 4.6% to $960,000 per day as compared to $918,000 per day for the 2013 fiscal fourth quarter. Consolidated net income for the fiscal 2014 fourth quarter decreased $1.7 million to $2.0 million, or $0.19 per share due to lower net sales, increased discounting in the casegoods segment, a lower year-end LIFO adjustment compared to the prior year quarter, as well as startup costs related to H Contract and Homeware. In the casegoods segment, lower revenues were driven by decreased unit volume on essentially flat average selling prices. Upholstery net sales increased 1.4% compared to the fiscal 2013 fourth quarter, driven by higher average selling prices, partially offset by lower unit volume.

Cash, Debt and Inventory

The Company finished the 2014 fiscal year with $23.9 million in cash and cash equivalents and no long-term debt. Additionally, $12.9 million was available on its $15.0 million revolving credit facility, net of $2.1 million reserved for standby letters of credit. Consolidated inventories stood at $49.0 million, down $856,000 from the fiscal 2013 year end.

"Because of a much-improved in-stock position on casegoods and import leather upholstery, the Company shipped in a timelier manner across both segments during the fiscal year," Toms said. "Since year end, we have also made progress reducing backlogs and shipment lead times at Sam Moore, where we were challenged with high backlogs throughout the year."

Business Outlook

"We are beginning to see retail conditions improve after a slow December and January and some weather-related impacts in February," Toms said. "The improvement was confirmed as we talked with retail customers during the Spring International Home Furnishings Market. The overall economy seems resilient and able to shake-off bad news. There's a firmer foundation under key indicators for our industry, like housing, jobs, the stock market and consumer confidence. For both the near and long term, we are fairly bullish. We are planning for growth by expanding our domestic upholstery capacity, warehousing and distribution in both the U.S. and Asia, and capital spending on information systems. With our strongest product line in years and the bright potential of our two new ventures targeting Millennials and Baby Boomers seeking senior living options, we are planning for a larger business going forward."

Conference Call Details

Hooker Furniture will present its fiscal 2014 annual and fourth quarter results via teleconference and live internet web cast on Wednesday afternoon, April 16, 2014, at 2:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2012 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 90th year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization and Seven Seas, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com, www.homeware.com, and www.hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, levels of consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (21) higher than expected increases in employee medical  costs. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2014	2013	2014	2013

Net sales	$ 57,572	$ 59,641	$ 228,293	$ 218,359

Cost of sales	43,618	42,842	173,568	165,813

Gross profit	13,954	16,799	54,725	52,546

Selling and administrative expenses	10,480	11,488	42,222	39,606

Operating income	3,474	5,311	12,503	12,940

Other income, (expense), net	10	(45)	(35)	53

Income before income taxes	3,484	5,266	12,468	12,993

Income tax expense	1,485	1,568	4,539	4,367

Net income	$ 1,999	$ 3,698	$ 7,929	$ 8,626

Earnings per share:
Basic and diluted	$ 0.19	$ 0.34	$ 0.74	$ 0.80

Weighted average shares outstanding:
Basic	10,724	10,715	10,722	10,745
Diluted	10,758	10,742	10,752	10,775

Cash dividends declared per share	$ 0.10	$ 0.10	$ 0.40	$ 0.40

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2014	2013	2014	2013

Net Income	$ 1,999	$ 3,698	$ 7,929	$ 8,626
Other comprehensive income (loss):
Amortization of actuarial (loss) gain	(84)	190	(163)	145
Income tax effect on amortization of actuarial gains	31	(69)	59	(51)
Adjustments to net periodic benefit cost	(53)	121	(104)	94

Comprehensive Income	$ 1,946	$ 3,819	$ 7,825	$ 8,720

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

As of	February 2,	February 3,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$ 23,882	$ 26,342
Accounts receivable, less allowance for doubtful accounts of $1,243 and $1,249 on each date	28,075	28,272
Inventories	49,016	49,872
Prepaid expenses and other current assets	2,413	3,569
Deferred taxes	1,664	1,612
Income tax recoverable	682	--
Total current assets	105,732	109,667
Property, plant and equipment, net	23,752	22,829
Cash surrender value of life insurance policies	18,891	17,360
Deferred taxes	4,051	4,379
Intangible assets	1,382	1,257
Other assets	355	331
Total non-current assets	48,431	46,156
Total assets	$ 154,163	$ 155,823

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 6,418	$ 11,620
Accrued salaries, wages and benefits	3,478	3,316
Accrued commissions	934	996
Other accrued expenses	759	1,535
Total current liabilities	11,589	17,467
Deferred compensation	7,668	7,311
Other long-term liabilities	103	--
Total long-term liabilities	7,771	7,311
Total liabilities	19,360	24,778

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,753 and 10,746 shares issued and outstanding on each date	17,585	17,360
Retained earnings	117,120	113,483
Accumulated other comprehensive income	98	202
Total shareholders' equity	134,803	131,045
Total liabilities and shareholders' equity	$ 154,163	$ 155,823

TABLE IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For The
	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,
	2014	2013
Operating Activities:
Net income	$ 7,929	$ 8,626
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	2,491	2,566
(Gain) loss on disposal of assets	(8)	32
Deferred income tax (benefit) expense	340	20
Non-cash restricted stock and performance awards	338	465
Provision for doubtful accounts	(455)	61
Changes in assets and liabilities
Trade accounts receivable	653	(2,526)
Income tax recoverable	(682)	--
Inventories	856	(15,736)
Gain on life insurance policies	(147)	(680)
Prepaid expenses and other current assets	30	172
Trade accounts payable	(5,158)	2,387
Accrued salaries, wages and benefits	162	(539)
Accrued income taxes	(751)	1,444
Accrued commissions	(62)	44
Other accrued (income) expenses	(32)	251
Deferred compensation	88	80
Other long-term liabilities	104	--
Net cash provided by (used in) operating activities	5,696	(3,333)

Investing Activities:
Purchases of property, plant and equipment	(3,471)	(4,061)
Proceeds received on notes receivable	36	37
Proceeds from sale of property and equipment	22	303
Purchase of intangible	(125)	--
Premiums paid on life insurance policies	(834)	(902)
Proceeds received on life insurance policies	517	--
Net cash used in investing activities	(3,855)	(4,623)

Financing Activities:
Cash dividends paid	(4,301)	(5,386)
Purchase and retirement of common stock	--	(671)
Net cash used in financing activities	(4,301)	(6,057)

Net (decrease) / increase in cash and cash equivalents	(2,460)	(14,013)
Cash and cash equivalents at the beginning of year	26,342	40,355
Cash and cash equivalents at the end of year	$ 23,882	$ 26,342

Supplemental schedule of cash flow information:
Income taxes paid, net	$ 5,534	$ 2,901
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul A. Huckfeldt, Senior Vice President,
         Finance & Accounting & Chief Financial Officer
         Phone: (276) 666-3949, or
         Kim D. Shaver
         Marketing Communications
         Phone: (336) 880-1230